EXHIBIT 4.17
Supplemental Agreement II
This Supplemental Agreement dated November 20, 2009 (referred to herein as the “Agreement”) is entered into in Beijing by and between:
Party A: Guangdong Meidiya Investment Co., Ltd.
Party B: Lin Keping
(Party A and Party B are referred to herein collectively as the “Parties” and each individually as a “Party”.)
WHEREAS the Parties have executed a shareholders agreement regarding Beijing Fanhua Datong Investment and Management Co., Ltd. (referred to herein as the “Company”) on September 17, 2008 and a supplemental agreement on June 30, 2009 (referred to herein collectively as the “Original Agreements”). In the performance of the Original Agreements, the Parties reached supplemental consensus on the following matters and hereby executed the Agreement.
I.	Performance Pledges
The Parties unanimously agree to make amendments to the duration of the performance pledges, the manner of share ownership adjustments based upon the performance pledges and deposit payment method under the Original Agreements as follows:
1.	The Parties agree to change the duration of the performance pledges from the years 2009, 2010 and 2011 to the years 2010, 2011 and 2012.

2.
Party B pledges that the consolidated net profit in the years 2010, 2011 and 2012 shall not be less than RMB20 million, RMB38.4 million and RMB67.2 million (referred to herein as the “Pledged Performance”), respectively. If the Company fails to achieve the Pledged Performance in any of the year 2010, 2011 or 2012, then Party B shall transfer to Party A 5% of the stock ownership it holds in the Company for a consideration of RMB1.

For example, if the Company fails to achieve the Performance Pledges for all three years, then Party B shall cumulatively transfer 15% of the stock ownership it holds in the Company to Party A for a total consideration of RMB3.

3.
Pursuant to the Original Agreements, Party B has provided to Party A a deposit of RMB180 million to secure the performance and Party A has returned to Party B RMB40 million in accordance with the Original Agreements. The Parties unanimously agree that the manner of returning the remaining deposit of RMB140 million shall be amended as follows:

(1)
Party A shall return deposit to Party B after the end of each quarter in 2010 and 2011 in accordance with the consolidated net profit achieved in that quarter. The maximum amount of deposit returned to Party B by Party A in 2010 or 2011 shall not, however, exceed RMB70 million.

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The amount of deposit to be returned each quarter in 2010 and 2011 shall be calculated as follows: amount of deposit to be returned each quarter = (cumulative consolidated net profit achieved that year/Pledged Performance for that year) * RMB70 million – amount of deposit returned in that year.

Note: if the result of cumulative consolidated net profit achieved that year/Pledged Performance for that year is greater or equal to 1, the result shall be treated as 1.

(2)
If the total amount of deposit returned to Party B by Party A in 2010 and 2011 is less than RMB140 million, then the Parties shall separately negotiate in 2012 the manner of disposing the remaining deposit.

4.
The Parties unanimously agree that the consolidated net profit under the Agreement shall be the consolidated net profit in the financial statement of Datong, which is prepared according to U.S. Generally Accepted Accounting Principles.

II.	Distribution of Profits
The Parties unanimously agree to make adjustments to the Company’s profit distribution plan as follows:
1.
Party A shall be entitled to all the consolidated net profit of the Company from January 1, 2009 to December 31, 2012 as well as 80% of the consolidated net profit of the Company in 2013. Party B shall be entitled to 20% of the consolidated net profit of the Company in 2013. If the Company goes public by December 31, 2013, the Parties shall be entitled to the Company’s consolidated net profit in accordance with the respective percentage of share ownership held by each Party in the Company after the initial public offering.

2.
All losses incurred by the Company from January 1, 2009 to December 31, 2013 (if any) shall be borne by Party B. Party B agrees to first use the profits of the Company to offset the forgoing losses. If the Company goes public by December 31, 2013, the Parties shall borne losses incurred by the Company in accordance with the respective percentage of share ownership held by each Party in the Company after the initial public offering.

III.	Capital Reserve
Pursuant to relevant provisions in the Original Agreements, Party B shall unilaterally make an injection in the amount of RMB20 million into Datong as capital reserve. Through negotiations by the Parties, Party B agrees that if Datong achieves the Pledged Performance in 2010 and 2011, Party A shall exempt Party B from its obligation of making the injection of RMB20 million into Datong as capital reserve.
IV.	Miscellaneous

1.
The Agreement is supplemental to the Original Agreements. In the event of any discrepancy between the Original Agreements and the Agreement, the relevant provisions of the Agreement shall prevail. All other provisions of the Original Agreements shall continue in full force and effect.

2.	The Agreement is executed in two originals and each Party shall keep one original. All originals shall have the same legal effect.

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3.	The Agreement shall become effective after it is signed by the Parties as of the date set forth in the beginning of the Agreement.
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Signature Pages
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IN WITNESS WHEREOF, the Parties to the Agreement hereto officially executed the Agreement on the date set forth in the beginning of the Agreement.
Party A: Guangdong Meidiya Investment Co., Ltd.
by Legal or

Authorized Representative:	/s/

Party B: Lin Keping

By:	/s/ Lin Keping

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